Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

Haynes International Announces Agreement to be Acquired by North American Stainless,
a Wholly Owned Subsidiary of Acerinox

Haynes Stockholders to Receive $61.00 Per Share in Cash, Delivering Significant and Immediate Value

In Connection with Transaction, Acerinox will Invest an Additional $200 million in U.S. Operations, Including $170 Million in Haynes’ Operations

KOKOMO, Indiana – February 5, 2024 – Haynes International, Inc. (NASDAQ GM:HAYN) (“Haynes” or the “Company) a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today announced it has entered into a definitive agreement to be acquired by North American Stainless, a wholly owned subsidiary of Acerinox, in an all-cash transaction valuing the Company at an enterprise value of approximately $970 million and representing a multiple of 12.3x fiscal 2023 EBITDA.

Under the terms of the agreement, North American Stainless will acquire all the outstanding shares of Haynes for $61.00 per share in cash, which represents a premium of approximately 22% to Haynes' six-month volume-weighted average share price for the period ending February 2, 2024. As part of this transaction, Acerinox has committed to investing an additional $200 million into its U.S. operations, including $170 million into Haynes’ operations.

Headquartered in Madrid, Spain, Acerinox is a global leader in manufacturing stainless-steel and high-performance alloys and its subsidiary, North American Stainless, is the largest fully integrated stainless-steel company in the U.S.

Key Benefits

●	Delivers Significant Value to Haynes Stockholders: Haynes stockholders will receive $61.00 per share in cash, which represents a premium of approximately 22% to Haynes' six-month volume-weighted average share price for the period ending February 2, 2024.
●	Ensures the Long-Term Success of Haynes: This transaction validates the strength of the Haynes business and best positions the Company to achieve its growth targets while providing access to Acerinox’s healthy balance sheet, deep expertise and valuable relationships.
●	Additional Investment Facilitates Continued Growth and Innovation: The $170 million investment in Haynes’ operations will support the continued growth of the Company’s business in both flat and round products for a global market.
●	Improves Ability to Meet Customer Demand: This investment will best position Haynes to continue to innovate, increase manufacturing capacity and offer more highly differentiated products, applications and services, with faster lead-times to meet the dynamic needs of its customers.

●	Builds on Rich Heritage: The transaction combines Haynes’ strong foundation and leadership position in high-performance alloys established over the past 112 years with the largest fully integrated stainless-steel company in the U.S.

“We are excited to announce this combination and are confident that this is the right step to ensure the long-term success of Haynes, while maximizing value for our stockholders,” said Michael L. Shor, President and Chief Executive Officer of Haynes. “By joining with Acerinox, we will be able to continue to grow and enhance our operations, especially with the additional $200 million investment into the combined company’s U.S. operations, including $170 million into our operations with the vast majority invested in Kokomo, Indiana. We look forward to our people and our local communities realizing the benefits of this transaction.”

“This transaction provides a highly attractive value for our Company and our stockholders, and is a direct result of Haynes’ continued innovation and business accomplishments under the leadership of Michael Shor, his team and our dedicated workforce,” said Robert H. Getz, Chairman of the Board of Haynes. “Acerinox is a great partner for the future of Haynes with access to additional capital, resources and expertise to continue to build on our existing momentum.”

The transaction, which has been unanimously approved by the board of directors of both companies, is expected to close in the third calendar quarter of 2024, subject to satisfaction of customary closing conditions, including receipt of regulatory approval and approval by Haynes stockholders. Upon completion of the transaction, Haynes shares will cease trading on the Nasdaq stock exchange.

Advisors

Jefferies LLC is serving as exclusive financial advisor to Haynes and Kirkland & Ellis LLP is serving as legal counsel to Haynes.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, nickel- and cobalt-based high-performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Investor Contact

Daniel Maudlin

Haynes International, Inc.

Vice President of Finance and Chief Financial Officer

765-456-6102

Media Contact

Susan Perry

Haynes International, Inc.

Vice President of Human Resources

765-434-7654

Cautionary Statement Regarding Forward-Looking Statements

This communication contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this communication are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. Statements in this communication that are forward looking may include, but are not limited to, statements regarding the benefits of the proposed acquisition of Haynes International, Inc. (“Haynes”) by North American Stainless, Inc. (“Parent”) and the associated integration plans, expected synergies and capital expenditure commitments, anticipated future operating performance and results of Haynes, the expected management and governance of Haynes following the acquisition and expected timing of the closing of the proposed acquisition and other transactions contemplated by the merger agreement governing the proposed acquisition (the “Merger Agreement”).

There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are difficult to predict and are generally outside Haynes’ control, that could cause actual performance or results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. Such risks and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the right of Haynes or Parent or both of them to terminate the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the failure to obtain applicable regulatory or Haynes stockholder approval in a timely manner or otherwise; the risk that the acquisition may not close in the anticipated timeframe or at all due to one or more of the other closing conditions to the transaction not being satisfied or waived; the risk that there may be unexpected costs, charges or expenses resulting from the proposed acquisition; risks related to the ability of Haynes and Parent to successfully integrate the businesses and achieve the expected synergies and operating efficiencies within the expected timeframes or at all and the possibility that such integration may be more difficult, time consuming or costly than expected; risks that the proposed transaction disrupts Haynes’ or Parent’s current plans and operations; the risk that certain restrictions during the pendency of the proposed transaction may impact Haynes’ or Parent’s ability to pursue certain business opportunities or strategic transactions; risks related to disruption of each company’s management’s time and attention from ongoing business operations due to the proposed transaction; continued availability of capital and financing and rating agency actions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Haynes’ and/or Parent’s common stock, credit ratings or operating results; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Haynes and Parent to retain and hire key personnel, to retain customers and to maintain relationships with each of their respective business partners, suppliers and customers and on their respective operating results and businesses generally; the risk of litigation that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers and/or regulatory actions related to the proposed acquisition, including the effects of any outcomes related thereto; risks related to unpredictable and severe or catastrophic events, including but not limited to acts of terrorism, war or hostilities, cyber attacks, or the impact of the COVID-19 pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on Haynes’ or Parent’s business, financial condition and results of operations, as well as the response thereto by each company’s management; and other business effects, including the effects of industry, market, economic, political or regulatory conditions.

Also, Haynes’ actual results may differ materially from those contemplated by the forward-looking statements for a number of additional reasons as described in Haynes’ filings with the Securities and Exchange Commission (the “SEC”), including those set forth in the Risk Factors section and under any “Forward-Looking Statements” or similar heading in Haynes’ most recently filed Annual Report on Form 10-K filed November 16, 2023 and Haynes’ Current Reports on Form 8-K.

Haynes has based these forward-looking statements on its current expectations and projections about future events. Although Haynes believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect. Except to the extent required by law, Haynes undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect to the proposed transaction involving Haynes and Parent. A meeting of the stockholders of Haynes will be announced as promptly as practicable to seek Haynes stockholder approval in connection with the proposed transaction. Haynes intends to file relevant materials with the SEC, including that Haynes will file a preliminary and definitive proxy statement relating to the proposed transaction. The definitive proxy statement will be mailed to Haynes’ stockholders. This communication is not a substitute for the proxy statement or any other document that may be filed by Haynes with the SEC.

BEFORE MAKING ANY DECISION, HAYNES STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at Haynes’ stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in

Haynes’ proxy statement. You will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by Haynes with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investors section of Haynes’ website at https://www.haynesintl.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Haynes and its directors and executive officers may be deemed to be “participants” (as defined under Section 14(a) of the Securities Exchange Act of 1934) in the solicitation of proxies from Haynes’ stockholders in connection with the proposed transaction. Information regarding Haynes’ (i) directors is set forth in the section entitled “Business Experience of Nominated Directors” starting on page 10 of Haynes’ Definitive Proxy Statement on Schedule 14A filed with the SEC on January 9, 2024 and the Annual Report on Form ARS filed with the SEC on January 9, 2024 (and available here and here), and (ii) executive officers is set forth in the section entitled “Information about our Executive Officers” on page 19 of Haynes’ Annual Report on Form 10-K filed with the SEC on November 16, 2023 (and available here). Information about the compensation of Haynes’ non-employee directors is set forth in the section entitled “Director Compensation Program” starting on page 18 of Haynes’ Definitive Proxy Statement on Schedule 14A filed with the SEC on January 9, 2024 and the Annual Report on Form ARS filed with the SEC on January 9, 2024 (and available here and here). Information about the compensation of Haynes’ named executive officers is set forth in the section entitled “Executive Compensation” starting on page 25 of Haynes’ Definitive Proxy Statement on Schedule 14A filed with the SEC on January 9, 2024 and the Annual Report on Form ARS filed with the SEC on January 9, 2024 (and available here and here). Transactions with related persons (as defined in Item 404 of Regulation S-K promulgated under the Securities Act of 1933) are disclosed in the section entitled “Conflict of Interest and Related Person Transactions” starting on page 16 of Haynes’ Definitive Proxy Statement on Schedule 14A filed with the SEC on January 9, 2024 and the Annual Report on Form ARS filed with the SEC on January 9, 2024 (and available here and here). As of February 5, 2024, each of the “participants”, other than Michael Shor, “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) less than 1% of Haynes common stock. As of February 5, 2024, Mr. Shor beneficially owned 2.2% of Haynes common stock. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed with the SEC when they become available.

###